Exhibit 10.17

FORM OF FAIR COMPETITION AGREEMENT

Fair Competition Agreement (this “Agreement”), dated as of                                               , 2014 (the “Effective Date”), by Ares Owners Holdings L.P., a Delaware limited partnership (“Ares Owners LP”), and [Name], an individual residing in [State of Residence] (“you”).  Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement of Limited Partnership of Ares Owners LP, dated on or about the Effective Date (the “Ares Owners LP Agreement”); provided that if any such term is also defined in the Unitization Letter (as defined below), such term shall have the meaning ascribed to thereto in the Unitization Letter.

WHEREAS, Ares Owners LP is a limited partner of (a) Ares Domestic Holdings L.P, a Delaware limited partnership (“Ares Domestic”), Ares Holdings L.P, a Delaware limited partnership (“Ares Holdings”), Ares Investments L.P, a Delaware limited partnership (“Ares Investments”), Ares Offshore Holdings, L.P., a Cayman Islands exempted limited partnership (“Ares Offshore”), and Ares Real Estate Holdings L.P, a Delaware limited partnership (“Ares Real Estate” and, together with Ares Domestic, Ares Holdings, Ares Investments and Ares Offshore, the “Ares Operating Group Entities”), and (b) Ares Management, L.P., a Delaware limited partnership (the “Issuer”);

WHEREAS, pursuant to a letter agreement (the “Unitization Letter”), dated on or about the Effective Date, by, among others, Ares Owners LP and you, or an entity of which you are the Principal, you acknowledge receiving a number of partnership interests in Ares Owners LP designated in the Ares Owners LP Agreement as “Class IND Units,” “Class OG Units,” “Class PTP Units”, “Class T Units” or “Class T-IND Units” (collectively, the “Units”); and

WHEREAS, your entry into this Agreement is an essential inducement to Ares Owners LP to admit you, or an entity of which you are the Principal, as a Limited Partner.

NOW, THEREFORE, in consideration of your admission as a Limited Partner or as the Principal of a Limited Partner, and intending to be legally bound, you agree as follows:

General

1.                                      No Conflicting Obligations.  You represent that (a) you do not have any contractual or other obligations that could conflict with (i) your continued employment by, or provision of services to, any Ares Company or (ii) your status as a Limited Partner or as the Principal of a Limited Partner, and (b) without limiting the foregoing, you are not bound by any agreement, understanding or other obligation (including any non-competition agreement) that prohibits you from continuing your employment by or provision of services to, or fully performing all your duties for, any Ares Company.

2.                                      [INTENTIONALLY OMITTED]

3.                                      Duties.

(a)                     Subject to paragraph 3(b) hereof, while you are employed by, or providing services to, any Ares Company, you shall at all times:

(i)                                     notwithstanding anything to the contrary in Section 3.3 of the Agreement of Limited Partnership of the Issuer, dated on or about the Effective Date, devote substantially all of your working time and efforts to the business and affairs of the Ares Companies on a full-time basis, other than (1) service with a charitable organization or on an industry or charitable board, panel or committee; (2) the management of certain existing investments listed on Schedule I hereto and any follow-on investments with respect thereto (“Legacy Investments”) or (3) the management of your assets or the assets of, or providing investment advice to, family members (including through a “family office”), any trust established for your benefit or the benefit of one or more of your family members or any private foundation established or controlled by you or one or more of your family members (including making direct or indirect investments in, or providing financing to, public or private companies, joint ventures and other commercial enterprises) (“Family Office Investments”); provided, that, in the case of (x) each of clauses (1), (2) and (3), such activities do not interfere in any material respect with the performance of your duties for the Ares Companies and (y) clauses (2) and (3), such investments or assets do not include a business whose principal business is raising, investing and managing the capital of Funds, and

(ii)                                  observe and comply in all material respects with all lawful rules, regulations, written policies and practices in effect or adopted by the Ares Companies that are generally applicable to employees or service providers (as applicable) of the Ares Companies at this time or in the future.

(b)                     For the avoidance of doubt, any periods of leave for your or any of your family member’s serious health condition shall not be considered “working time” under paragraph 3(a)(i).  You acknowledge that any Legacy Investments and Family Office Investments are subject to written policies and practices in effect or adopted by the Ares Companies that are generally applicable to employees or service providers (as applicable) of the Ares Companies at this time or in the future; provided that any such policies and practices shall not require that you devote substantially all of your working time and efforts to the business and affairs of the Ares Companies on a full-time basis in a manner that prohibits investments or activities that are otherwise permitted by paragraph 3(a)(i).  Notwithstanding anything to the contrary in this Agreement (including paragraph 3(a) hereof), for the avoidance of doubt, no breach of this Agreement shall require you to forfeit any Units under the Unitization Letter or cause the loss of any rights provided to you under the Amended and Restated Limited Liability Company Agreement of Ares Partners Holdco LLC (the “Ares Partners Holdco LP Agreement”).

4.                                      Corporate Opportunities. While you are employed by, or providing services to, any Ares Company, or remain a Limited Partner or the Principal of a Limited Partner, you shall at all times:

(a)                     promptly disclose to Ares Owners LP all Potential Ares Business Opportunities (as defined below), and

(b)                     not usurp or take advantage of any Potential Ares Business Activity personally or for the benefit of any other Person without first offering such opportunity to the Ares Companies.

“Potential Ares Business Opportunity” means a business opportunity that (i) you become aware of during your employment by, or provision of services to, any Ares Company and (ii) is of a substantially similar nature to an existing business of any of the Ares Companies or to a type of business that you have knowledge that an Ares Company is currently considering investing in or acquiring.

Confidentiality and Non-Disclosure

5.                                      Business Partner Confidences.  During the course of their businesses, the Ares Companies are entrusted with a variety of non-public information by their investors, portfolio companies, counter-parties and other Persons with whom or which they do business (collectively, “Business

Partners”).  The Business Partners expect that the Ares Companies will hold all such information, including the fact that such Business Partners are doing business with the Ares Companies and the specific matters on which such Business Partners are doing business, in the strictest confidence (“Business Partner Confidences”).

6.                                      Certain Definitions.

(a)                     “Confidential Information” means: (i) information developed by or on behalf of any of the Ares Companies or their Affiliates that is not generally known by persons not employed by the Ares Companies and that could not easily be determined or learned by someone outside the Ares Companies (including information concerning (A) clients, internal corporate policies and strategies, corporate opportunities, financial and sales information, personnel information (including personal, compensation, remuneration and bonus arrangements), forecasts, business and marketing plans, (B) the affairs or assets of the Ares Companies, private equity funds, accounts, or clients for which an Ares Company performs, directly or indirectly, services, any portfolio companies thereof or any prospective portfolio companies that are being actively considered, or (C) the nature and material terms of business opportunities, investment funds, portfolio investments, investors, business and investment proposals available to an Ares Company), (ii) Track Record (as defined below) and (iii) Business Partner Confidences. Confidential Information (x) includes both written information and information not reduced to writing, whether or not explicitly designated as confidential, (y) is of a special and unique nature and value to the Ares Companies, their Affiliates and their respective businesses and (z) provides the Ares Companies with a competitive advantage.

(b)                     “Track Record” means all information that is not available to the general public related to the investments and performance of the Ares Companies and their affiliated investment managers and the investment vehicles managed by them, including such information as is typically used in the compilation of an investment performance table including, with respect to each such investment and investment entity, to the extent applicable: (i) the name of the company invested in, (ii) the date of an investment, (iii) the dollar amount invested, the number and type of securities purchased and any other relevant terms of such purchase, (iv) the total dollar amount of proceeds realized, (v) the date of realization, (vi) the amount of any unrealized value, (vii) the multiple of investment cost, (viii) the internal rate of return, and (ix) any other data relevant to the performance of such investments and funds.  All Track Record is proprietary, confidential, and is the sole and exclusive property of the Ares Companies.

7.                                      Duty to Preserve Confidential Information.  In and as a result of your employment or other relationship with the Ares Companies, you will acquire and be making use of Confidential Information.  At all times during the existence of the Ares Companies, you shall, and shall cause your Representatives (which shall not include any Person solely because such Person is an employee or Representative of the Ares Companies or any of their respective Affiliates or any other Relevant Entity while you are an employee of the Ares Companies) to, maintain the confidentiality of, and not disclose to any person or use in any way, any Confidential Information other than your good faith disclosure (a) as is reasonably necessary and appropriate in the course of, and in furtherance of, the conduct of the business of the Ares Companies or any of its Affiliates or any other Relevant Entity, or (b) (i) as you reasonably believe (after consultation with counsel) to be required by law, court order or regulatory authority, (ii) to your legal, tax or other professional advisors or (iii) to any bank or other lender or to any family member, in each case, to the extent such Confidential Information is included in any financial statement of the holder of the Units.

8.                                      Company Documents.  All documents, in hard copy or electronic form, received, created or used by you in connection with your employment with, or provision of services to, an Ares Company are and will remain the property of the Ares Companies. Except as set forth in this paragraph 8, you shall return all such documents (including all copies) promptly upon the termination of your employment or service and agree that, during and after your employment or service, you will not, under any circumstances, disclose those documents to anyone outside the Ares Companies or use those documents for any purpose other than (a) the advancement of the interests of the Ares Companies or (b) your good faith disclosure (i) as you reasonably believe (after consultation with counsel) to be required by law, court order or regulatory authority, (ii) to your legal, tax or other professional advisors or (iii) to any bank or other lender or to any family member, in each case, to the extent such Confidential Information is included in any financial statement of the holder of the Units.  You are authorized to retain documents (1) related to the terms of your employment by any Ares Company, (2) related to your Units or other equity interests in the Ares Companies so long as you (or any of your Permitted Transferees) are a Limited Partner or the Principal of a Limited Partner or are entitled to any amounts with respect thereto, (3) related to amounts due to you pursuant to any agreement between you and any Ares Company or other Relevant Entity, (4) for any of the purposes set forth in clause (b) of this paragraph for so long as you reasonably believe retention of documents may serve any such purpose or (5) if such documents only contain information that is available to the general public.

Restrictive Covenants

9.                                      Notice of Intent to Resign.  If you wish to resign from your employment by, or cease providing services to, an Ares Company, you shall give such Ares Company 30 days advance written notice of your intent to do so (the “Termination Notice Period”).  After receipt of such notice,

(a)                     such Ares Company, in its sole discretion, may (i) require you to continue working or providing services during the Termination Notice Period or (ii) relieve you of some or all of your work responsibilities during the Termination Notice Period and, in each such case, you will be entitled to your normal base compensation and benefits through and including the last day of the Termination Notice Period, and

(b)                     Ares Owners LP may take any actions with respect to your Units that Ares Owners LP is entitled to take upon any such termination pursuant to the Ares Owners LP Agreement or an applicable Supplemental Agreement.

If your employment by, or provision of services to, an Ares Company is terminated for any reason, you, or the Limited Partner of which you are Principal, will be Dissociated from Ares Owners LP and thereafter shall have no further rights as a limited partner and continue to hold your Units as a Transferee, in each case as set forth in the Ares Owners LP Agreement.

10.                               Covenant Not To Compete.

(a)                     A Person shall be deemed to have engaged in a “Competitive Business Activity” if such Person (i) owns, manages, operates, controls, or participates in the ownership, management, operation, or control of, (ii) is employed by or (iii) renders services or advice to, or consults with, any other Person in any Competitive Business.  The foregoing shall not apply to (A) passive investments in up to 5% of any class of securities (x) listed on any national or regional securities exchange or registered under Section 12(g) of the Securities Exchange Act of 1934 or (y) in a private company made by you that have been approved by the compliance department of the Ares Companies (in the case of each of clauses (x) and (y), so long as such Person does not otherwise actively participate in the business activities of such enterprise), (B) Legacy Investments, (C) Family Office Investments  or (D) passive investments in any class of securities of a private Fund or private manager of a Fund, in each case, that has been approved by the general counsel of Ares Management GP LLC in writing (so long as such Person does not actively participate in the business activities of such enterprise).  “Competitive Area” means, as of the applicable date, the geographic area in which the Issuer, directly or indirectly through any other Ares Company or a Fund managed by an Ares Company, conducts business.  “Competitive Business” means, as of the applicable date, the business engaged in by the Issuer directly or indirectly through any other Ares Company or a Fund managed by an Ares Company but not including the business of a portfolio company in which a Fund holds an investment.  As of the date hereof, a Competitive Business includes creating Funds, and raising, investing and managing the capital of Funds.  “Non-Compete Period” means the period beginning on the Effective Date and ending on the first anniversary of the date when you or the Limited Partner of which you are Principal becomes Dissociated.  You acknowledge that the Ares Companies are in a highly competitive industry and that your participation in a Competitive Business during the Non-Compete Period may jeopardize the Confidential Information and relationships with the Business Partners.  If you resign from your employment by, or cease providing services to, an Ares Company, you will not, (i) while you are a Limited Partner or the Principal of a Limited Partner or (ii) after you or the Limited Partner of which you are a Principal become Dissociated, directly or indirectly, independently or in cooperation with any other Person, engage in a Competitive Business Activity in a Competitive Area (whether or not for compensation) during the Non-Compete Period.  You agree that this covenant is reasonable with respect to its duration, geographical area and scope, in light of the nature and worldwide scope of the business activities of the Ares Companies.

(b)                     Without limiting the foregoing, should you consider engaging in any activity that is or may be a Competitive Business Activity in a Competitive Area during the Non-Compete Period, you shall provide Ares Owners LP with two weeks advance written notice of your intention to do so and of the nature of your anticipated job responsibilities in sufficient detail to allow Ares Owners LP to meaningfully exercise its rights hereunder.

(c)                      Each of Ares Owners LP or the general counsel of Ares Management GP LLC may decide, in its sole discretion, to waive, modify or condition its rights (in a manner favorable to you) under this Section 10.  In particular, Ares Owners LP or the general counsel of Ares Management GP LLC may agree to waive or modify (in a manner favorable to you) this Section 10 if the work you will be performing for a competitor is different from the work you were performing during your employment with, or provision of services to, an Ares Company.

11.                               Non-Solicitation of Clients.  You have gained or will gain knowledge of the identity, characteristics and preferences of the Business Partners and other Confidential Information, which you may inevitably draw upon if you were to solicit or service the Business Partners on behalf of a Competitive Business.  Accordingly, until the expiration of the Restricted Period (whether while you are a Limited Partner or the Principal of a Limited Partner or after you or the Limited Partner of which you are a Principal become Dissociated), you shall not, directly or indirectly, whether on your own behalf or on behalf of another Person, (i) solicit investments from, solicit the business of or perform any services of the type you performed for actual or prospective Business Partners as to which (x) you performed services or had direct contact, or (y) you had access to Confidential Information, in each case, during the course of your employment by, or provision of services to, any Ares Company (a “Covered Business Partner”) or (ii) encourage or assist any Competitive Business to solicit or service any actual or prospective Covered Business Partner, or otherwise seek to encourage or induce any such Covered Business Partner to cease doing business with, or reduce the extent of its business dealings with, any Ares Company.  The prohibitions contained in this paragraph shall not apply to any Business Partner you developed a relationship with without any substantial assistance from any Ares Company, provided you so demonstrate in writing during your employment with or provision of services to an Ares Company.  “Restricted Period” means the period beginning on the date hereof and ending on the one-year anniversary of the Termination Date.  “Termination Date” means the date you become no longer employed by, and cease to provide services to, the Ares Companies at any time for any reason.

12.          Non-Solicitation of Employees.  Until the expiration of the Restricted Period (whether while you are a Limited Partner or the Principal of a Limited Partner or after you or the Limited Partner of which you are a Principal become Dissociated), you shall not, directly or indirectly, whether on your own behalf or on behalf of some other Person, (a) solicit, hire or seek to hire any person who is at that time (or was during the prior six months) an employee (other than an employee that was terminated by the Ares Companies without “cause”), of any Ares Company or (b) induce or encourage any employee, consultant, independent contractor, representative or other agent of any Ares Company to terminate or reduce his or her employment or other business relationship or affiliation with any of the Ares Companies.  Notwithstanding anything to the contrary herein, you shall not be in breach of this paragraph 12 due to any general solicitation that is not specifically targeted at any employees of any Ares Company.

13.          Non-Interference.

(a)      Until the expiration of the Restricted Period, you shall not while you are a Limited Partner or the Principal of a Limited Partner or after you or the Limited Partner of which you are a Principal become Dissociated (whether on your own behalf or on behalf of some other Person), directly or indirectly, induce or encourage any Person, including any provider of goods or services, to terminate or diminish its business relationship with any Ares Company.

(b)      Both during and after your employment or provision of services, you will not directly or indirectly, make or publish any disparaging or derogatory statements or otherwise disparage (even by making truthful statements) (i) any Ares Company or any Affiliate, director, officer, member, manager or partner thereof, (ii) any Person that you know to be (or have been) a Business Partner (in its capacity as such), or (iii) any Person that you know to have been a Representative of any Person included in the foregoing clause (ii) (in such Representative’s capacity as such), in each case, except (A) as may be required by applicable laws, court orders, regulatory authorities or listing exchanges or (B) in confidence to your legal or other professional advisors who need to know such information.

(c)       Both during and after your employment, the members of the management committee of the Ares Companies will not directly or indirectly, make or publish any disparaging or derogatory statements or otherwise disparage (even by making truthful statements) you, in each case, except (i) as may be required by applicable laws, court orders, regulatory authorities or listing exchange and (ii) that all such persons may discuss matters relating to you in confidence with Ares Owners LP’s or its Affiliates’ (A) Representatives or (B) partners, employees, officers, boards of directors or other governing bodies.

Intellectual Property

14.          During your employment with, or while you are providing services to, any of the Ares Companies, you shall fully and promptly disclose to the Ares Companies, without additional compensation, all ideas, original or creative works, inventions, discoveries, computer software or programs, trading strategies, statistical and economic models, improvements, designs, formulae, processes, production methods and technological innovations, in each case, whether or not patentable or copyrightable, which, during your employment with any Ares Company are made, conceived or created by you, alone or with others, during or after usual working hours, either on or off your job, that (a) are related to the business of any of the Ares Companies or (b) relate in any way to tasks assigned to you by any Ares Company (collectively, “Intellectual Property”).  You acknowledge and agree that the Ares Companies own all such Intellectual Property rights as works made for hire to the fullest extent of the law, which in California excepts any invention that qualifies fully under California Labor Code section 2870.  Section 2870 provides that an employment invention assignment provision “shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) result from any work performed by the employee for the employer” (collectively, “Excepted IP”).  For the avoidance of doubt, you hereby assign to the Ares Companies all Intellectual Property rights (other than Excepted IP) in any and all media now known or hereafter developed, along with all existing causes of action, known or unknown.  At any time, whether during or after your employment or provision of services, you shall sign all papers and do such other acts and things as any Ares Company deems necessary or desirable and may reasonably require of you to protect the rights of any of the Ares Companies to such Intellectual Property, including applying for, obtaining and enforcing patents or copyrights with respect to such Intellectual Property in any and all countries.

Other Terms

15.          [INTENTIONALLY OMITTED]

16.          Subject to Section 10(c), this Agreement may not be amended, waived or discharged except by a writing signed by both parties.

17.          Any notices permitted or required hereunder shall be given in the manner set forth in the Ares Owners LP Agreement.

18.          This Agreement shall be binding upon and shall inure to the benefit of the respective heirs, successors, permitted assigns and legal representatives of the parties hereto.

19.          This Agreement, and any matter or dispute arising out of or related to this Agreement, shall be construed by, subject to and governed in accordance with the internal laws of California without giving effect to conflict of laws or other principles which may result in the application of laws other than the internal laws of California.

20.          If it shall be determined that any provision or wording of this Agreement shall be invalid or unenforceable under applicable law, such invalidity or unenforceability shall not invalidate the entire Agreement.  In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of any applicable law, and, in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.

21.          The exclusive remedy for determining any and all disputes, claims or causes of action, in law or equity, arising out of or related to this Agreement, or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, will, to the fullest extent permitted by law, be determined by final, binding and confidential arbitration in Los Angeles, California, before one arbitrator, conducted by the Judicial Arbitration and Mediation Services/Endispute, Inc. (“JAMS”), or its successor.  Disputes shall be resolved in accordance with the Federal Arbitration Act, 9 U.S.C. §§1—16, and JAMS’ Comprehensive

Arbitration Rules and Procedures then in effect.  The arbitrator will have the same, but no greater, remedial authority than would a court of law and shall issue a written decision including the arbitrator’s essential findings and conclusions and a statement of the award.  Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.  This agreement to resolve any disputes by binding arbitration extends to claims by or against any of the Ares Companies or any of their respective past or present Representatives and applies to claims arising out of federal, state and local laws, including claims of alleged discrimination on any basis, as well as to claims arising under the common law.  The prevailing party in any such arbitration proceeding, as determined by the arbitrator, or in any proceeding to enforce the arbitration award, will be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses and attorneys’ fees.  If no party entirely prevails in such arbitration or proceeding, the arbitrator or court shall apportion an award of such fees based on the relative success of each party.  In the event of a conflict between this provision and any provision in the applicable rules of JAMS, the provisions of this Agreement will prevail.

22.          The parties agree that (a) irreparable damage may occur if any provision of this Agreement were not performed in accordance with the terms hereof, (b) the provisions of paragraph 21 shall not preclude any party from obtaining provisional relief, including injunctive relief, from a court of appropriate jurisdiction to protect its rights under this Agreement, and (c) the parties shall be entitled to seek an injunction to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions thereof in accordance with the provisions of this paragraph 22, in addition to any other remedy to which they are entitled at law or in equity.  No party seeking relief under this paragraph 22 shall be required to post a bond or prove special damages. Each party agrees and consents to personal jurisdiction, service of process and venue in any federal or state court within the State of California, County of Los Angeles, in connection with any action brought in connection with a request for any such provisional or injunctive relief, and in connection with any action to enforce this arbitration clause or an award in arbitration and agrees not to assert, by way of motion, as a defense or otherwise, that any action brought in any such court should be dismissed on grounds of forum non conveniens.  Each party to this Agreement consents to mailing of process or other papers in connection with any such arbitration or action by certified mail in the manner and to the addresses provided in Section 11.4 of the Ares Owners LP Agreement.

23.          You shall, upon Ares Owners LP’s request, execute such further documents and take such other actions as may be permitted or required by law to implement the purposes, objectives, terms, and provisions of this Agreement.

24.          As used herein:  (a) the defined terms herein shall apply equally to both the singular and plural forms of such terms; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) any pronoun shall include the corresponding masculine, feminine and neuter forms; (d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (e) reference to any law, rule or regulation means such law, rule or regulation as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any law, rule or regulation means that provision of such law, rule or regulation from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (f) “hereunder,” “hereof,” “hereto,”  and words of similar import shall be deemed references to this Agreement as a whole and not to any particular article, section or other provision hereof; (g)

numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement; (h) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (i) “or” is used in the inclusive sense of “and/or”; (j) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and (k) reference to dollars or $ shall be deemed to refer to U.S. dollars.

25.          To the extent any provision of this Agreement expressly conflicts with any provision of the Ares Owners LP Agreement, this Agreement shall control. To the extent any provision of this Agreement expressly conflicts with any provision of the Ares Partners Holdco LP Agreement, the Ares Partners Holdco LP Agreement shall control.

26.          This Agreement may be executed and delivered in any number of counterparts (including by facsimile or electronic transmission), each of which shall be an original and all of which together shall constitute a single instrument.

27.          You acknowledge that you understand the terms and conditions set forth in this Agreement and have had adequate time to consider whether to agree to them and to consult a lawyer or other advisor of your choice if you wish to do so.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

ARES OWNERS HOLDINGS L.P.

By:	ARES PARTNERS HOLDCO LLC, a Delaware limited liability company, its General Partner

By:
Name:
Title:

By:
[Name]